Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:

Investor Inquiries and North American Media:
Susan Fisher, Director – Investor Relations and Corporate Communications, Modine Manufacturing
 262.636.8434   s.h.fisher@na.modine.com

Korean Media:
Abigail Nah, Account Manager, Hill & Knowlton
+82.11.9634.0508 abigail.nah@hillandknowlton.com
Jennifer Jang, Senior Consultant, Hill & Knowlton
+82.10.6800.5735 jennifer.jang@hillandknowlton.com

Transaction-Related Inquiries:
Edward Choi, Director, Transaction Advisory Services, Ernst & Young
Jacob Choi, Ernst & Young
+82.2.3770.4137 yoon-seok.choi@kr.ey.com

Modine to Scale Back Vehicular HVAC Business
through Intended Divestment of Modine Korea

Global Focus on Core Engine, Powertrain Cooling, Refrigerant Component,
Building HVAC and Alternative Energy Solutions

RACINE, WI, USA, October 21, 2008 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today announced strategic plans to scale back its focus on the global vehicular HVAC market through the intended divestiture of its Korean-based vehicular HVAC business.  The Company’s Korea subsidiary includes standalone vehicular HVAC research and development, testing, application engineering and manufacturing capability for automotive, commercial vehicle, off highway, bus and train HVAC systems, along with similar technical support and manufacturing for original equipment (OEM) automotive, commercial vehicle and off highway engine and powertrain cooling components.  The Korean HVAC business was included in Modine’s acquisition of WiniaMando Inc’s Automotive Climate Control division in 2004 for approximately $80 million as part of its strategic expansion into the Asian OEM cooling and vehicular HVAC markets.

Modine currently has a significant global market position in the engine and powertrain cooling product lines and will continue to focus R&D, testing, application engineering, and manufacturing capabilities and resources in these areas. Modine will finalize its plans for continuing these activities in the Korean market in the upcoming months in order to support this important business in the region as the company moves forward.

“The Korea acquisition heightened Modine’s technical presence in Asia and brought regional research and development capabilities that served as a foundation for subsequent expansion of our relationships with key OEM customers,” said Modine President and Chief Executive Officer Thomas A. Burke.  “At the same time, given its continued focus on vehicular HVAC for a highly concentrated customer base, our Korean-based manufacturing operations, while achieving top line growth over the past four years, have had difficulty attaining the global revenue diversification, profitability and return on capital employed targets envisioned at the time of the acquisition and, ultimately, expected by our shareholders.”

“The decision to scale back our vehicular HVAC module business reflects Modine’s increased product portfolio and capital allocation discipline, which are key elements of our four point action plan to address business performance,” said Bradley C.  Richardson, Modine’s Executive Vice President – Corporate Strategy and Chief Financial Officer. “We believe this decision represents the best path forward for Modine, for the employees of Modine Korea and, ultimately, for our respective customers.  Scaling back the vehicular HVAC business will enable Modine to focus our human and financial capital on our global engine and powertrain cooling, refrigerant component, and building HVAC (Commercial Products) segments, in which we continue to experience profitable growth based on differentiated technologies, as well as the development of solutions for the alternative energy market.  Meanwhile, the course of action we are announcing today allows the employees in Korea that are dedicated to the vehicular HVAC business to focus solely on this core business and continue to leverage their growth and technical capabilities regionally.’’

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Modine to Scale Back Vehicular HVAC Business – Page 2

“In moving to divest our Korean vehicular HVAC business,” Burke continued, “it is important to underscore that we will retain our North American and European focus on refrigerant component and system research and development, design, manufacturing, and sales of PFTM condensers and other high performance refrigerant-based heat exchangers, including R744 gas coolers.  Towards this end, we are in the process of expanding our European condenser manufacturing footprint with the recently announced Kottingbrunn, Austria, plant investment. Modine invented the PFTM technology and will continue to grow this business on a global scale in the OEM automotive, commercial vehicle, off highway, and building HVAC markets.  We have significant ongoing research activities demonstrating improved efficiency, performance and packaging options for this world-class product offering.  We will continue to maintain and grow our refrigerant systems expertise in this critical area through our newly formed Refrigerant Components team within our global Powertrain Cooling Products Group in order to maximize efficiencies and focus.”

Other vehicular HVAC businesses, including the Company’s 50 percent share in Anhui Jianghaui Mando Climate Control Co., Ltd., located in Hefei, China, its North American vehicular HVAC module assembly business and its assembly operations in its Shanghai, China facility, will be the subject of further evaluation over the next 12 to 18 months.

At a conference call to review second quarter financial results scheduled for October 30, 2008, Modine management will discuss the impact of the intended divestiture and other factors on the company’s 2009 sales and earnings guidance.

Modine has retained Ernst & Young Advisory Inc. in Seoul, Korea to act as its transaction advisor in connection with the intended disposition of the Korean Vehicular HVAC business.

About Modine
With fiscal 2008 restated revenues of $1.9 billion, Modine specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 7,900 people at 33 facilities worldwide in 15 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements
Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Modine’s current expectations. The company’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, the company’s ability to successfully implement its restructuring plans and achieve growth and cost savings as a result, the company’s ability to successfully consummate the sale of this business, and other factors affecting the company’s business prospects discussed in filings made by the company, from time to time, with the Securities and Exchange Commission including the factors discussed in Item 1A, Risk Factors, and in the “Forward-Looking Statements” section in Item 7 of the company’s most recent Annual Report on Form 10-K and in the company’s most recent quarterly report on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law. Modine’s financial results, as reported herein, are preliminary and subject to possible adjustments.

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